Filed Pursuant to Rule 424(b)(3)
Registration No. 333-198150

PROSPECTUS

6,095,000 Shares
of
Common Stock

This prospectus relates to the resale, from time to time, of up to 6,095,000 shares of our common stock by Lincoln Park Capital Fund, LLC. We sometimes refer to Lincoln Park Capital Fund, LLC in this prospectus as the selling stockholder or as Lincoln Park. The shares of common stock being offered by Lincoln Park are issuable pursuant to a Purchase Agreement that we entered into with Lincoln Park on July 25, 2014. We refer to that agreement in this prospectus as the Purchase Agreement. See the section of this prospectus entitled “The Lincoln Park Transaction” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information about Lincoln Park. Our registration of these shares for resale does not mean that Lincoln Park will actually offer or sell any of the shares. We will not receive any proceeds from the sales of shares of our common stock by Lincoln Park pursuant to this prospectus. However, we may receive gross proceeds of up to $15,000,000 under the Purchase Agreement.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. Lincoln Park may offer the shares pursuant to this prospectus for resale in a number of different ways through public or private placement transactions and at varying prices. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. See the section entitled “Plan of Distribution” for additional information.

Our common stock is listed on The NASDAQ Capital Market under the symbol “BIOD.” On September 2, 2014, the last reported sale price of our common stock was $1.94 per share.

Investing in our securities involves significant risks. You should read this prospectus carefully before you make your investment decision. See the section of this prospectus entitled “Risk Factors” beginning on page 3 for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 2, 2014.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. Pursuant to this prospectus, Lincoln Park may, from time to time, sell up to 6,095,000 shares of our common stock that it has received or in the future purchases from us pursuant to the Purchase Agreement.

You should read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.” To the extent the information contained in this prospectus differs or varies from the information contained in a document that we have incorporated by reference, you should rely on the information in the more recent document.

You should rely only on the information contained in or incorporated by reference in this prospectus, or in any related prospectus supplement, amendment to this prospectus or “free writing prospectus” that we file with the SEC. We and Lincoln Park have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy those securities in any circumstances in which such offer or solicitation is unlawful. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

As permitted by the rules and regulations of the SEC, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

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SUMMARY

Biodel Inc.

We are a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. We develop our product candidates by applying our proprietary formulation technologies to existing drugs in order to improve their therapeutic profiles. Our proprietary insulin formulations are designed to be more rapid-acting than the formulations currently available to Type 1 and Type 2 diabetes patients. We refer to these as “ultra-rapid-acting” formulations. Our glucagon formulations and presentations are designed to be stable at room temperature and are intended for use by caregivers with no medical training as a rescue treatment for diabetes patients experiencing severe hypoglycemia, or very low concentrations of blood glucose.

We are developing room temperature stable glucagon presentations for use as a rescue treatment for diabetes patients experiencing severe hypoglycemia, or very low concentrations of blood glucose. Our leading presentation uses a proprietary device from Unilife Corporation. The device, which is being customized for use in emergency situations, is a dual-chamber design that automatically reconstitutes lyophilized glucagon with a liquid diluent immediately prior to injection, and it features automatic needle retraction on full dose delivery. We submitted an investigational new drug application to the U.S. Food and Drug Administration, or FDA, for our dual-chamber glucagon rescue product in the second half of calendar year 2014 and we expect to initiate a Phase 1 clinical trial to assess the pharmacokinetic and pharmacodynamic profiles BIOD-961, the reconstituted glucagon formulation intended for use in the device, in the fourth calendar quarter of 2014. We have entered into a customization and commercial supply agreement with Unilife Medical Solutions, Inc., a wholly owned subsidiary of Unilife Corporation, to acquire an exclusive, sublicensable, worldwide license to the dual-chamber device for use with glucagon. We have also entered into a long-term commercial supply agreement with Becton, Dickinson and Company for worldwide exclusive rights to its Uniject disposable injection system for use with liquid glucagon formulations. We are currently assessing several formulations of liquid glucagon in pre-clinical studies.

We are also developing ultra-rapid-acting proprietary insulin formulations that are designed to be more rapid-acting than the formulations currently available to Type 1 and Type 2 diabetes patients. For example, BIOD-123, which was recently the subject of a successful Phase 2 clinical trial, combines recombinant human insulin, or RHI, with our proprietary combination of excipients to increase the rate of absorption following subcutaneous injection when compared to other commercially available insulin formulations, including “rapid-acting” mealtime insulin analogs such as Humalog®, marketed by Eli Lilly, NovoLog®, marketed by Novo Nordisk, and Apidra®, marketed by Sanofi. We are also using our proprietary excipients to develop ultra-rapid-acting insulin analog-based formulations using either insulin lispro, the active pharmaceutical ingredient in Humalog®, or insulin aspart, the active pharmaceutical ingredient in NovoLog®. We believe that a pharmaceutical company with expertise in diabetes and a significant commercial infrastructure will be in the best position to maximize the value of our ultra-rapid-acting prandial insulin product candidates, including BIOD-123.

Corporate Information

We were incorporated in the State of Delaware in December 2003. Our principal executive offices are located at 100 Saw Mill Road, Danbury, Connecticut 06810, and our telephone number is (203) 796-5000. Our website address is http://www.biodel.com. This reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as described in the section of this prospectus entitled “Incorporation of Certain Documents by Reference,” the information on, or accessible through, our website is not intended to be a part of this prospectus. References in this prospectus to “Biodel,” “we,” “our,” “us” and other similar terms mean Biodel Inc., unless we state otherwise or the context indicates otherwise.

THE OFFERING

Issuer	Biodel Inc.

Common stock offered by the selling stockholder	Up to 6,095,000 shares of common stock consisting of:

• 95,000 commitment shares issued to Lincoln Park; and

• up to 6,000,000 shares we may sell to Lincoln Park pursuant to the Purchase Agreement.

Common stock outstanding before this offering	22,691,696 shares.

Common stock to be outstanding after this offering	Up to 28,691,696 shares if we sell all 6,000,000 shares to Lincoln Park pursuant to the Purchase Agreement.

Use of proceeds
We will not receive any proceeds from the sales of shares of our common stock by Lincoln Park. However, we may receive proceeds of up to $15,000,000 under the Purchase Agreement from our sale of shares to Lincoln Park. See the section of this prospectus entitled “Use of Proceeds” for a more complete description of our intended use of any net proceeds that we may receive under the Purchase Agreement.

Risk Factors
Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3 for a discussion of risk factors that you should carefully consider before making a decision to buy shares of our common stock in this offering.

NASDAQ Capital Market symbol	BIOD

The number of shares of our common stock to be outstanding after this offering is based on 22,691,696 shares of common stock outstanding as of August 11, 2014 and excludes shares of common stock issuable upon the exercise of outstanding stock options and warrants and the conversion of outstanding shares of convertible preferred stock.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risks related to this offering described below, together with the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus, in each case as those risk factors are amended or supplemented by our subsequent filings with the SEC. If any of these risks actually occur, they may materially harm our business, prospects, financial condition and results of operations. In this event, the market price of our securities could decline and you could lose part or all of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to this Offering

Our management will have broad discretion over the amounts, timing and use of the net proceeds that we may receive pursuant to the Purchase Agreement, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the timing and application of any net proceeds that we may receive from any future sales of common stock to Lincoln Park pursuant to the Purchase Agreement. Management could use these proceeds for purposes other than those contemplated at the time of this prospectus. Accordingly, you will be relying on the judgment of our management with regard to the timing and use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

You may experience immediate and substantial dilution in the book value per share of the common stock that you purchase.

The shares of common stock to be sold in this offering, if any, will be sold from time to time at various prices. Lincoln Park may offer these shares at prices that are substantially higher than the net tangible book value per share of our common stock as of June 30, 2014. In that case, you may suffer immediate and substantial dilution in the net tangible book value of the common stock that you purchase in this offering. Our net tangible book value per share was $1.01 as of June 30, 2014. Assuming we sell to Lincoln Park all 6,000,000 shares currently reserved for issuance pursuant to the Purchase Agreement at an assumed public offering price of $1.50 per share, which is the minimum floor price at which sales may be made pursuant to the Purchase Agreement, for aggregate gross proceeds of $9.0 million, our pro forma net tangible book value per share after giving effect to this offering would have been $1.12 as of June 30, 2014. This represents an immediate increase in net tangible book value of $0.11 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.38 per share to investors purchasing shares in this offering. The exercise of outstanding stock options and warrants and the conversion of outstanding convertible preferred stock may result in further dilution of your investment. See the section of this prospectus entitled “Dilution” for a more detailed illustration of the dilution you would incur if you purchase shares in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus and the documents we incorporate by reference in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Our forward-looking statements in this prospectus and the documents we incorporate by reference in this prospectus are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including:

•	the progress, timing or success of our research and development and clinical programs for our product candidates;

•	our ability to conduct the development work necessary to finalize the formulation and design of our dual-chamber glucagon rescue product candidate, as well as the preclinical studies, clinical trials and manufacturing activities necessary to support the filing of a new drug application, or NDA, to the FDA for that product candidate;

•	our ability to engage a strategic partner in the further development of our prandial ultra-rapid-acting insulin formulations, including BIOD-123, which uses RHI as the active pharmaceutical ingredient, and our insulin analog-based formulations ;

•	the success of our formulation development work to improve the stability of our newer ultra-rapid-acting insulin analog-based formulations while maintaining the pharmacokinetic and injection site toleration characteristics associated with earlier formulations;

•	the results of our real-time stability programs for our RHI-, insulin analog- and glucagon-based product candidates, including the reproducibility of earlier, smaller scale, stability studies and our ability to accurately project long term stability on the basis of accelerated testing;

•	our ability to accurately anticipate technical challenges that we may face in the development of our ultra-rapid-acting RHI- and insulin analog-based product candidates or our glucagon rescue product candidates;

•	our ability to secure approval by the FDA for our product candidates under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act;

•	our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves;

•	our ability to enforce our patents for our product candidates and our ability to secure additional patents for our product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	the degree of clinical utility of our product candidates, particularly with regard to our ultra-rapid-acting insulin formulations, which have not yet been shown to be clinically superior to existing rapid-acting insulin analogs;

•	the emergence of competing technologies and products and other adverse market developments, such as advancements in glucagon stabilization technologies that could enable a room-temperature rescue product in a portable, easy to use presentation;

•	the ability of our contract manufacturing organizations or collaborators to produce our products in our final dosage form;

•	our ability to secure adequate supplies of active pharmaceutical ingredients to support our product development programs and, if successful, the commercialization one or more product candidates;

•	our capabilities and strategies for manufacturing, marketing and commercializing a product candidate; and

•	our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included or incorporated by reference important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that have been filed as exhibits to the registration statement of which this prospectus forms a part or to any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. It is routine for internal projections and expectations to change as the year, or each quarter in the year, progresses, and, therefore, it should be clearly understood that the internal projections and beliefs upon which we base our expectations are made as of the date of this prospectus and may change prior to the end of each quarter or the year. While we may elect to update forward-looking statements at some point in the future, we do not assume any obligation to update any forward-looking statements contained or incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of our common stock by Lincoln Park pursuant to this prospectus. However, we may receive proceeds of up to $15,000,000 under the Purchase Agreement from our sale of shares to Lincoln Park. We may make these sales over the 36-month period following the effective date of the registration statement of which this prospectus forms a part. We cannot assure you that we will sell any or all of the shares to Lincoln Park pursuant to the Purchase Agreement or that Lincoln Park will resell any of the shares offered hereby.

We intend to use the net proceeds, if any, to us from our sale of shares of common stock to Lincoln Park pursuant to the Purchase Agreement for general corporate purposes, including sales and marketing expenses, clinical trial costs, research and development expenses, general and administrative expenses, and potential acquisition of, or investment in, companies, technologies, products or assets that complement our business.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, including the timing and amount of any sales of share to Lincoln Park pursuant to the Purchase Agreement and the prices we receive for those shares, the timing and progress of our research and development efforts, the timing and progress of any collaborative or strategic partnering efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for any net proceeds to us from sales pursuant to the Purchase Agreement. Accordingly, our management will have broad discretion in the timing and allocation of these proceeds.

Pending any such uses, we intend to invest any proceeds in a variety of capital preservation investments, including short-term or long-term investment-grade, interest-bearing instruments.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

From May 2007 through May 10, 2012, our common stock traded on The NASDAQ Global Market, and, since May 11, 2012, our common stock has traded on The NASDAQ Capital Market, in each case under the symbol “BIOD.”

The following table sets forth the high and low sale prices per share for our common stock on the applicable exchange for the periods indicated. All prices shown in the table reflect the one-for-four reverse split of our outstanding common stock that we effected on June 11, 2012.

	High	Low

Fiscal Year Ended September 30, 2012

1st Quarter	$3.48	$2.04
2nd Quarter	2.96	2.24
3rd Quarter	4.00	2.00
4th Quarter	3.82	2.41

Fiscal Year Ended September 30, 2013

1st Quarter	$2.98	$2.13
2nd Quarter	2.97	2.29
3rd Quarter	5.11	2.48
4th Quarter	6.08	3.05

Fiscal Year Ending September 30, 2014

1st Quarter	$3.23	$1.93
2nd Quarter	3.71	2.23
3rd Quarter	2.94	1.97
4th Quarter (through September 2, 2014)	2.21	1.83

On September 2, 2014, the last reported sale price of our common stock was $1.94 per share.

We have never paid or declared any cash dividends on our common stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors.

DILUTION

If you purchase shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share after giving effect to this offering.

Our net tangible book value as of June 30, 2014 was approximately $21.3 million, or $1.01 per share. After giving effect to our assumed sale to Lincoln Park of all 6,000,000 shares currently reserved for issuance pursuant to the Purchase Agreement at an assumed public offering price of $1.50 per share, which is the minimum floor price at which sales may be made pursuant to the Purchase Agreement, for aggregate gross proceeds of $9.0 million, our pro forma net tangible book value as of June 30, 2014 would have been approximately $30.3 million, or $1.12 per share. This represents an immediate increase in net tangible book value of $0.11 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.38 per share to investors purchasing shares in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share (Purchase Agreement minimum floor price)		$1.50
Net tangible book value per share as of June 30, 2014	$1.01
Increase in net tangible book value per share attributable to this offering	0.11
Pro forma net tangible book value per share after giving effect to this offering		1.12
Dilution per share to investors purchasing shares in this offering		$0.38

This table assumes, for illustrative purposes only, that the full 6,000,000 shares currently reserved for issuance pursuant to the Purchase Agreement are sold at the $1.50 minimum floor price. However, the shares to be sold pursuant to the Purchase Agreement, if any, will be sold from time to time at various prices. An increase of $0.50 per share in the price at which the shares are sold from the minimum floor price of $1.50 per share, assuming the full 6,000,000 shares are sold at that price, would increase our pro forma net tangible book value per share after giving effect to this offering to $1.23 per share and would increase the dilution in net tangible book value per share to investors purchasing shares in this offering to $0.77 per share.

The above discussion and table are based on 21,119,722 shares of our common stock issued and outstanding as of June 30, 2014 and do not give effect to our issuance of shares of common stock after that date, including the 95,000 commitment shares that we issued to Lincoln Park in connection with entering into the Purchase Agreement. The above discussion and table also do not give effect to the issuance of shares of common stock underlying options, warrants or shares of convertible preferred stock outstanding as of June 30, 2014. There may be further dilution to the extent that any of our outstanding options or warrants are exercised or any of our outstanding shares of preferred stock are converted. There may also be further dilution if we grant additional options or other awards under our stock incentive plan or if we issue shares of common stock or securities exercisable for or convertible into shares of common stock in the future.

THE LINCOLN PARK TRANSACTION

General

On July 25, 2014, we entered into the Purchase Agreement and a related Registration Rights Agreement with Lincoln Park. Under the terms, and subject to the conditions, of the Purchase Agreement, we have the right to sell to Lincoln Park, and Lincoln Park is obligated to purchase from us, up to $15,000,000 in shares of our common stock, subject to certain limitations, from time to time over the 36-month period commencing on the date of this prospectus. We filed the registration statement of which this prospectus forms a part in accordance with the terms of the Registration Rights Agreement. Although the Purchase Agreement provides that we may sell up to $15,000,000 in shares of our common stock to Lincoln Park, this prospectus relates to the resale, from time to time, of up to 6,095,000 shares of our common stock by Lincoln Park. This number of shares represents up to 6,000,000 shares that we have currently reserved for issuance under the Purchase Agreement and the 95,000 commitment shares that we issued to Lincoln Park as consideration for its commitment to purchase shares pursuant to the Purchase Agreement.

We cannot predict the total number of shares that may actually be issued to Lincoln Park. The aggregate number of shares offered under this prospectus may or may not cover all of the shares to be purchased by and issued to Lincoln Park under the $15,000,000 Purchase Agreement, depending on the purchase price per share. If the registration statement of which this prospectus forms a part is insufficient to cover all of the shares issuable under the Purchase Agreement, we may be required to file a new registration statement so as to cover all of the shares potentially issuable. As of the date of this prospectus, we do not have plans to issue to Lincoln Park more shares pursuant to the Purchase Agreement than the 95,000 commitment shares and the other 6,000,000 shares offered pursuant to this prospectus.

Purchase of Shares under the Purchase Agreement

Pursuant to regular purchases under the Purchase Agreement, we may direct Lincoln Park to purchase up to specified numbers of shares of our common stock on any business day that we select so long as one business day has passed since the last purchase. The maximum number of shares subject to a regular purchase is generally 150,000 per day. However, on any day that the closing price of our common stock is not below $3.00, we may increase the purchase amount, in our sole discretion, to up to 175,000 shares; on any day that the closing sale price of our common stock is not below $4.00, we may increase the purchase amount, in our sole discretion, to up to 200,000 shares of our common stock; and on any day that the closing sale price of our common stock is not below $5.00, we may increase the purchase amount, in our sole discretion, to up to 250,000 shares of our common stock. These share and dollar amounts are subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction. The amount of any single regular purchase may not exceed $1,250,000.

The purchase price per share for each regular purchase is the lower of:

•	the lowest sale price for our common stock on The NASDAQ Capital Market on the purchase date of such shares; or

•	the arithmetic average of the three lowest closing sale prices for our common stock on The NASDAQ Capital Market during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to regular purchases, we may also direct Lincoln Park to purchase additional amounts as accelerated purchases if, on the date of a regular purchase, the closing price of our common stock on The NASDAQ Capital Market is not below $2.50 (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction). The additional amount of shares subject to an accelerated purchase may not exceed the lesser of:

•	two times the number of shares purchased pursuant to the corresponding regular purchase; and

•	40% of the aggregate shares of our common stock traded during normal trading hours on the purchase date.

The purchase price per share for each accelerated purchase is the lower of:

•	97% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement; or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

•	the closing sale price of our common stock on the accelerated purchase date.

The purchase price per share for both regular purchases and accelerated purchases will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the applicable purchase price.

The Purchase Agreement limits our sales of shares of common stock to Lincoln Park to the maximum number of shares of our common stock that we may issue in accordance with applicable rules of The NASDAQ Capital Market (approximately 4.3 million shares, or 19.99% of our total outstanding shares as of the date of the Purchase Agreement), unless we obtain stockholder approval to exceed this maximum or the average price of all applicable sales of common stock exceed the base price set forth in the Purchase Agreement (which is $1.994, representing the closing consolidated bid price of the common stock on July 24, 2014, plus an incremental amount to account for the issuance of commitment shares) such that the sales to Lincoln Park are considered to be at least “at market” under applicable NASDAQ rules. In addition our sales are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of more than 9.9% of the then outstanding common stock.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. The timing and amount of these sales will depend on a variety of factors to be determined by us from time to time, including market conditions, the trading price of the common stock and determinations by us as to the appropriate sources of funding for our operations. LPC has no right to require us to make sales, but is obligated to make purchases from us, if and when we direct in accordance with the Purchase Agreement.

Minimum Purchase Price; No Upper Limits

We have set a floor price of $1.50 per share under the Purchase Agreement, meaning that Lincoln Park is not required to purchase shares on any day that the closing sale price of our common stock is below this floor price. The floor price will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction. Effective upon the consummation of any such event, the floor price will be the lower of the adjusted price and $1.50.

There are no upper limits to the price per share that Lincoln Park could be obligated to pay for the shares that it purchases under the Purchase Agreement.

Events of Default

We cannot sell any shares to Lincoln Park pursuant to the Purchase Agreement if an event of default has occurred. Lincoln Park does not have the right to terminate the Purchase Agreement upon an event of default. Events of default under the Purchase Agreement, all of which are outside the control of Lincoln Park, include the following:

•	the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including the issuance of a stop order), or this prospectus and any applicable prospectus supplement are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of one consecutive business day;

•	the delisting of our common stock from The NASDAQ Capital Market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, NYSE MKT, the NYSE Arca,

The NASDAQ Global Market, The NASDAQ Global Select Market, the OTC Bulletin Board or OTC Markets (or nationally recognized successor to any of the foregoing);

•	our transfer agent’s failure for three business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;

•	any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which could have a material adverse effect on us subject to a cure period of five business days for curable breaches;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	our common stock is not eligible to be transferred electronically; or

•	if we reach the share limit to the extent applicable under applicable NASDAQ rules, and we have not obtained any necessary stockholder approval.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice of termination of the Purchase Agreement to Lincoln Park.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage, in any manner whatsoever, in any direct or indirect short-selling or hedging of shares of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares of common stock that covered by this prospectus are expected to be freely tradable. We anticipate that the shares registered in this offering will be sold over a period of up to 36 months from the date of this prospectus. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the 6,000,000 shares of common stock registered in this offering but not yet issued. If we sell any of these shares to Lincoln Park, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and we may terminate the Purchase Agreement at any time at our discretion without any cost to us.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement (without giving effect to fees and expenses) at varying assumed average purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)(3)	Proceeds from the Sale of Shares to Lincoln Park Under the $15M Purchase Agreement
$1.50 (4)	6,000,000	20.9%	$9,000,000
$2.00	6,000,000	20.9%	$12,000,000
$2.50	6,000,000	20.9%	$15,000,000
$3.00	5,000,000	18.1%	$15,000,000

(1)	Excludes the 95,000 commitment shares. Although the Purchase Agreement provides that we may sell up to $15,000,000 in shares of our common stock to Lincoln Park, we are only registering 6,000,000 shares under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)	If we seek to issue shares, including shares from other transactions not included in this offering that may be aggregated with this transaction under the applicable NASDAQ rules, in excess of approximately 4.3 million shares, or 19.99% of the total common stock outstanding as of the date of the Purchase Agreement, we may be required to seek stockholder approval in order to be in compliance with applicable NASDAQ rules.

(3)	The denominator is based on 22,691,696 shares outstanding as of August 11, 2014, which includes the 95,000 commitment shares issued to Lincoln Park and the number of shares set forth in the adjacent column which we would have sold to Lincoln Park at the applicable assumed average purchase price per share. The numerator does not include the 95,000 commitment shares, and is based on the number of shares issuable under the Purchase Agreement at the applicable assumed average purchase price.

(4)	Under the Purchase Agreement, we may not sell any shares to Lincoln Park below the floor price of $1.50 per share.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We have filed the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on July 25, 2014 concurrently with our execution of the Purchase Agreement. Pursuant to the Registration Rights Agreement, we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time pursuant to this prospectus. The table is based on information supplied to us by the selling stockholder, and reflects its holdings as of August 13, 2014. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. As used in this prospectus, the term “selling stockholder” includes Lincoln Park and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from Lincoln Park as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentages of outstanding shares beneficially owned are based on 22,691,696 shares of our common stock actually outstanding as of August 11, 2014.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	100,000 (2)	*(3)	6,095,000(4)	*

*	Less than 1%

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker-dealer or an affiliate of a licensed broker-dealer.

(2)	Includes 95,000 shares of our common stock issued to Lincoln Park on July 25, 2014 as consideration for its commitment to purchase shares of our common stock pursuant to the Purchase Agreement, which shares are covered by this prospectus. See the section of this prospectus entitled “The Lincoln Park Transaction” for more information about the transactions contemplated by the Purchase Agreement.

(3)	Based on 22,691,696 outstanding shares of our common stock as of August 11, 2014, which includes the 95,000 commitment shares. Although we may at our discretion elect to issue to Lincoln Park up to an aggregate of $15,000,000 in shares of our common stock pursuant to the Purchase Agreement, other than the shares described in the immediately preceding sentence, such shares are not included in determining the percentage of shares beneficially owned before this offering.

(4)	Assumes issuance of the maximum 6,095,000 shares being registered hereby, which reflects the 95,000 commitment shares already issued and the issuance of an additional 6,000,000 shares pursuant to the Purchase Agreement.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

The following descriptions of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our second amended and restated certificate of incorporation, as amended, and our amended and restated bylaws. We have filed copies of these documents with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 62,500,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of August 11, 2014, we had 22,691,696 shares of common stock outstanding.

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. Holders of our common stock do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

If we liquidate, dissolve or wind up, the holders of our common stock are entitled to share ratably in all assets legally available for distribution to our stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of our preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Our board of directors has designated 2,000,000 of the 50,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock and 4,000,000 of the 50,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. As of August 11, 2014, we had no shares of Series A Preferred Stock and 1,950,000 shares of Series B Preferred Stock outstanding. Subject to certain limitations preventing holders of Series B Preferred Stock from converting their shares if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of common stock then issued and outstanding, each share of Series B Preferred Stock is convertible into one share of common stock. In the event of our liquidation, dissolution or winding up, holders of the Series B Preferred Stock will receive a payment equal to $0.01 per share of preferred stock before any proceeds are distributed to the holders of common stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of capital stock specifically ranking by its terms senior to the Series B Preferred Stock, holders of the Series B Preferred Stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of capital stock that participates with the common stock in such distributions. Shares of Series B Preferred Stock generally have no voting rights, except as required by law and except that the consent of the holders of a majority of the outstanding Series B Preferred Stock will be required to amend the terms of the Series B Preferred Stock. Holders of Series B Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock.

The purpose of authorizing our board of directors to issue additional series preferred stock and determine the rights and preferences of any such additional series is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. This could also permit our board of directors to institute a stockholder rights plan or “poison pill”.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner.

Section 203 of the DGCL generally defines a “business combination” to include, among other things, any merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets.

In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our voting stock or any entity or person associated or affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders that owned 15% or more of our outstanding voting stock upon the closing of our initial public offering.

Staggered Board

Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our president or chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Super-Majority Voting

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our certificate of incorporation described above.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “BIOD.”

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park and Lincoln Park’s sale of the shares to the public, other than commissions or discounts of underwriters, broker-dealers or agents, and the selling stockholder’s attorneys’ fees. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is listed on The NASDAQ Capital Market under the symbol “BIOD”.

LEGAL MATTERS

The validity of the securities being offered by this prospectus is being passed upon for us by Hand Baldachin & Amburgey LLP, New York, New York.

EXPERTS

The financial statements as of September 30, 2012 and 2013 and for each of the three years in the period ended September 30, 2013 and for the period from December 3, 2003 (inception) to September 30, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC’s website at http://www.sec.gov or on our website at http://www.biodel.com. Information included on our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Pursuant to Rule 412 under the Securities Act, information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically modifies and supersedes previously filed information, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC (in each case, other than those documents or the portions of those documents not deemed to be filed):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as filed with the SEC on December 20, 2013;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended December 31, 2013, as filed with the SEC on February 10, 2014, for the quarterly period ended March 31, 2014, as filed with the SEC on May 14, 2014 and for the quarterly period ended June 30, 2014, as filed with the SEC on August 13, 2014;

•	our Current Reports on Form 8-K filed with the SEC on November 12, 2013, February 12, 2014, March 10, 2014, March 28, 2014, May 23, 2014, July 28, 2014, August 11, 2014 and August 27, 2014; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated May 8, 2007, including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Biodel Inc. 100 Saw Mill Road Danbury, Connecticut Attention: General Counsel Telephone: (203) 796-5000

You may also obtain these filings through our website located at http://www.biodel.com. This reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as noted above, the information on, or accessible through, our website is not intended to be a part of this prospectus.

We advise you that there have been no material changes in our affairs that have occurred since the end of the latest fiscal period for which audited financial statements were included in our latest Annual Report on Form 10-K and that have not been described in a Current Report on Form 8-K filed under the Exchange Act.

6,095,000 Shares
of
Common Stock

Prospectus

September 2, 2014.